Exhibit 99.1

One Lincoln Street Boston, MA 02111 United States of America

News Release

Contact: Investors:	Kelley MacDonald	Media:	Hannah Grove
	+1 617/664-3477		+1 617/664-3377

STATE STREET CORPORATION ANNOUNCES
$1 BILLION ACCELERATED SHARE REPURCHASE

Boston, MA ... July 20, 2007

State Street Corporation (NYSE: STT) announced today that it has entered into a $1 billion accelerated share repurchase of its common stock with an affiliate of Lehman Brothers Inc. The total number of shares to be repurchased in the transaction is subject to certain conditions and adjustments.  The transaction is expected to be completed within the next six months.  Based on the  closing per share sale price of State Street’s common stock on the New York Stock Exchange on July 19, 2007, $71.39,  State Street will have a total of approximately 13.2 million shares of remaining capacity under its existing stock repurchase programs.

State Street Corporation (NYSE: STT) is the world’s leading provider of financial services to institutional investors, including investment servicing, investment management and investment research and trading.  With $13.0 trillion in assets under custody and $1.9 trillion in assets under management at June 30, 2007, State Street operates in 26 countries and more than 100 geographic markets worldwide and employs 22,350 worldwide.  In combination with Investors Financial Services Corp., on a pro forma basis, State Street has $14.96 trillion in assets under custody as of June 30, 2007.   For more information, visit State Street’s web site at www.statestreet.com or call 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 202/266-3340 outside those countries.

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FORWARD-LOOKING STATEMENTS

This news announcement contains forward-looking statements as defined by United States securities laws, including statements about the accelerated share repurchase arrangement entered into by State Street.  These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties.  Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing State Street’s expectations or beliefs as of any date subsequent to the date of this release.  Important factors that may affect future results and outcomes include the performance of the dealer in the share repurchase program of its obligations in connection with that program and market conditions and events.  Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in State Street’s 2006 Annual Report on Form 10-K and its subsequent SEC filings.  State Street encourages investors to read its 10-K, particularly the section on Risk Factors, and its subsequent SEC filings for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this press release speak only as of the date hereof, July 20, 2007, and State Street will not undertake efforts to revise those forward-looking statements to reflect events after this date.